SCHEDULE A
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                             SUMMARY OF TRANSACTION
                             ----------------------

     The information set forth in Schedule A to Amendment to Form U-7D dated August 29, 1973, is hereby amended and restated to read as follows:


                       Background of Nuclear Fuel Program
                       ----------------------------------

     IES Utilities Inc. (k/n/a/ IES Utilities, Inc.), an Iowa corporation (the "Lessee"), had entered into a Fuel Lease, dated as of August 21, 1973, as amended as of September 17, 1987 and as further amended as of August 3, 2001 (as so amended, the "Fuel Lease"), with Arnold Fuel, Inc., a Delaware corporation (the "Company"), under which the Lessee leased from the Company nuclear fuel in various stages of the nuclear fuel cycle ("Nuclear Fuel"). The Nuclear Fuel provided under the Fuel Lease was and is used to satisfy a portion of the fuel requirements for the Duane Arnold Energy Center, located in Palo, Iowa (the "Generating Facilities").

     To finance its purchase of Nuclear Fuel and its other obligations under the Fuel Lease, the Company issues promissory notes in the United States commercial paper market (the "CP Notes"). The repayment of the CP Notes is supported by a credit facility with a syndicate of banks, the composition of which has changed since the execution of the Fuel Lease.

     On or about December 21, 1978, the Company entered into an Amended and Restated Credit Agreement (the "'Original Credit Agreement"), with Bank One, N.A. (formerly known as the First National Bank of Chicago, hereinafter, "Bank One"), as amended by Supplemental Agreement I dated as of June 1, 1981, as further amended by Supplemental Agreement II dated as of March 13, 1984, and as further amended by Supplemental Agreement III dated as of December 31, 1984, providing for revolving credit loans to the Company. The Original Credit
Agreement was subsequently amended by a Second Amended and Restated Credit Agreement dated as of September 17, 1987 (the "1987 Credit Agreement") pursuant to which Bank One agreed to continue to make available to the Company revolving credit loans and in order to provide for such loans without the continued support of stand by letters of credit. As of August 3, 2001, the parties to the Second Amended and Restated Credit Agreement entered into a Third Amended and Restated Credit Agreement (the "2001 Credit Agreement") in order to provide for
(1) the orderly transfer by Bank One of assignments of its interests and obligations under the Loan Documents (as that term is defined in the 1987 Credit Agreement) to other lenders and (2) the addition of certain provisions appointing Bank One and permitting Bank One to act as agent for such other lenders as may acquire interests in the Loan Documents from Bank One, and otherwise restating the provisions of the 1987 Credit Agreement in full.

     The purpose of the credit facility under the 2001 Credit Agreement is to provide the Company with funds necessary to pay maturing CP Notes in the event of a delinquent lease payment under the Fuel Lease and the Company's inability to issue CP Notes at such time. See the Credit Agreement, infra.
                                                          -----



                             Affiliates of Company
                             ---------------------

     The Company is a wholly-owned subsidiary of Broad Street Contract Services, Inc., a Delaware corporation ("Broad Street"). Neither Broad Street, its subsidiaries (including the Company), nor any affiliate nor any persons affiliated with any of these companies are affiliated with the Lessee.


                               Nuclear Fuel Lease
                               ------------------

     The Lessee has or has had contracts with Atlas Energy Corporation (formerly named Atlas Corporation), Sequoyah Fuels Corp. (which is the successor in interest to Kerr-Kerr-McGee Corporation), the Department of Energy (which is the successor in interest to the Atomic Energy Commission and the Energy Research and Development Administration), and General Electric Company (collectively, "Nuclear Fuel Manufacturers") for the supply of, and performance of services with respect to, Nuclear Fuel (said contracts and all future contracts with respect to Nuclear Fuel being herein called the "Nuclear Fuel Contracts"). Certain rights of the Lessee under certain of the Nuclear Fuel Contracts were assigned to the Company in connection with the Fuel Lease.

     Under the terms of the Fuel Lease between the Lessee and the Company, the Company will, to the extent it has credit available under the 2001 Credit Agreement, make certain payments to Nuclear Fuel Manufacturers necessary to carry out the terms of the Nuclear Fuel Contracts which have been assigned to the Company or will reimburse the Lessee for any such payments made by it to such Nuclear Fuel Manufacturers. As of the date hereof, the maximum commitment of the Company to make payments for, or with respect to, Nuclear Fuel is $60,000,000 at any one time outstanding.

     Under the Fuel Lease, the Lessee is responsible for operating, maintaining, repairing, replacing, and insuring the Nuclear Fuel and for paying all taxes and costs arising out of the ownership, possession or use thereof. The term of the Lease is from August 21, 1973 through December 31, 2023, subject to earlier termination.

     Fuel Lease payments are payable quarterly, and commenced on April 30, 1974. These payments include (i) a Quarterly Lease Charge, which will include an annual administrative charge and other allocated financing and operational costs of the Company and (ii) a Burn-Up Charge equal to the cost of the Nuclear Fuel consumed while the Nuclear Fuel is in the reactor and producing heat. Prior to heat production and when the Nuclear Fuel is not in the reactor and producing heat, the Lessee may elect to capitalize Quarterly Lease Charges or daily portions thereof so long as the amount of credit still available to the Company under the 2001 Credit Agreement exceeds the amount to be so capitalized. The Lessee may, consequently, subject to the foregoing limitation, defer rental payments until those times during commercial operation when the Nuclear Fuel is in the reactor and producing heat in the production of electric energy. The Lessee will be required to repurchase, at its Stipulated Loss Value, any Nuclear Fuel which is removed from heat production.

     The Lessee may terminate the Fuel Lease at any time so long as it is not in default under the Fuel Lease. The Company may terminate the Fuel Lease under certain circumstances (any such event, an "Event of Termination"), including (i) if it becomes subject to certain adverse rules, regulations or declarations with respect to its status or the conduct of its business, (ii) if there is a nuclear incident of sufficient magnitude or (iii) if any necessary licenses or permits relating to the construction or operation of the Generating Facilities are not received or are revoked. Upon the occurrence of any Event of Termination, title to the Nuclear Fuel will be transferred to the Lessee, subject to the terms of the Fuel Lease. Within 120 days, but not less than 90 days after notice of termination (the "Settlement Date"), the Lessee will be unconditionally obligated to purchase the Nuclear Fuel from the Company at a purchase price equal to the sum of (i) the Stipulated Loss Value of the Nuclear Fuel, as defined in the Fuel Lease (reduced by the Burn-up Charge component of the Basic Rent payable on the Settlement Date), plus (ii) the Basic Rent payable, as defined in the Fuel Lease, on the Settlement Date, plus (iii) an amount sufficient to pay all obligations of the Company under or with respect to the 2001 Credit Agreement and the CP Notes, all computed as of the Settlement Date. Upon consummation of such purchase, all obligations of the Lessee under the Fuel Lease will terminate, other than such obligations and indemnities of Lessee thereunder that survive such termination by their terms.

     The Company will receive alternative rights upon certain events of default ("Events of Default") specified in the Fuel Lease. Upon the occurrence of an Event of Default, the Company may (a) treat the Event of Default as an Event of Termination with the results specified in the preceding paragraph and proceed at law or in equity for enforcement of the applicable provisions of the Fuel Lease or for damages, and/or (b) terminate the Fuel Lease. If it terminates the Fuel Lease, the Lessee's interest in the Nuclear Fuel will terminate and the Company may (subject to restrictions imposed by applicable law) take possession of the Nuclear Fuel and sell it. In the event of such a termination, the Company may recover from the Lessee damages and expenses resulting from the breach of the Fuel Lease, all accrued and unpaid amounts owed to it by the Lessee and liquidated damages.

     Under the terms of the Fuel Lease the amount of the quarterly lease payments by the Lessee will be measured by, among other things, the amount paid by the Company in connection with its acquisition, ownership and processing of the Nuclear Fuel.

                              The Credit Agreement
                              --------------------

     Under the 2001 Credit Agreement, each bank party thereto (a "Bank"; collectively, the "Banks") has committed to make revolving credit loans to the Company. The proceeds of the revolving credit loans will be used to either (i) pay outstanding CP Notes upon maturity, or (ii) finance the Company's purchase, ownership and processing of Nuclear Fuel and its expenses in connection therewith. Each Bank's maximum commitment to extend credit through a revolving credit loan is as follows: (1) Bank One, N.A., $40,000,000; (2) Industrial Bank of Japan, $20,000,000. Extensions of credit under the 2001 Credit Agreement are to be made separately by each Bank and their respective commitments are several and not joint. The price paid by the Company to or for the account of the Lessee for the Nuclear Fuel and the aggregate amount of outstanding CP Notes of the Company will not in the aggregate exceed the Banks' total commitment to the Company.

     The Company's obligations to repay the aggregate unpaid principal amount of the revolving credit loans are evidenced by two (2) separate notes of the Company (the "Notes") payable to the order of each Bank on the Loan Commitment Termination Date of such Bank.

     The unpaid principal amount of each Note issued to a Bank will bear interest at the Alternate Base Interest Rate (as defined below). Each Bank will also receive its applicable Commitment Fee (as defined below).

     The Company has assigned to Bank One, N.A., in its capacity as Agent and Collateral Representative, for the pro rata benefit of itself, the other Bank, and the holders of the CP Notes, pursuant to a Second Amended and Restated Security Agreement dated as of August 3, 2001, among other things, all of its rights to receive all rents and other sums payable by the Lessee thereunder.



                                   Definitions
                                   -----------

     "Alternate Base Rate" shall mean a fluctuating rate of interest equal at all times to the higher of (i) the Federal Funds Effective Rate plus 0.5% or
(ii) the corporate base rate of interest announced by Bank One from time to time at its main office in Chicago, Illinois. Each change in the Alternate Base Rate shall be effective as of the opening of business on the date of any change in the Federal Funds Effective Rate or such corporate base rate, as applicable.

     "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions are authorized by law to close in Chicago, Illinois or New York, New York.

     "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions receive by the Agent from three federal funds brokers of recognized standing selected by the Agent in its sole discretion.